Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
FIRST QUARTER 2010 RESULTS

Makes Progress With Recently Launched Recovery Plan

HONOLULU, April 30, 2010 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported an adjusted net loss for the first quarter of 2010 of $57.5 million, or $1.97 per diluted share.  The adjusted net loss excludes a non-cash goodwill impairment charge of $102.7 million.  Including the goodwill impairment charge, the Company recognized a net loss of $160.2 million, or $5.36 per diluted share, compared to net income of $2.6 million, or $0.03 per diluted share, in the first quarter of 2009 and a net loss of $98.8 million, or $3.33 per diluted share, reported in the fourth quarter of 2009.  The goodwill impairment charge had no impact on the Company’s cash flows, tangible equity, or regulatory capital ratios.  As of March 31, 2010, the Company had no goodwill remaining on its books.

As previously announced, in March 2010, the Company appointed John C. Dean, a 29-year banking veteran, as Executive Chairman of the Board of Central Pacific Financial Corp. and Central Pacific Bank and he is acting in such role pending the receipt of regulatory approval.  This appointment was part of the implementation of the Company’s previously announced Recovery Plan.

Recovery Plan Progress

The Recovery Plan focuses on serving the Company’s core customers and traditional markets in Hawaii and was designed to improve the Company’s capital position over time.  During the first quarter of 2010, the Company executed the following as part of this plan:

▪
Sold investment securities totaling $439.4 million at a net gain of $0.8 million, which reduced total investment securities as a percentage of total assets from 19.0% at December 31, 2009 to 10.1% at March 31, 2010.

▪
Reduced credit risk exposure in the non-agency MBS and municipal securities portfolios by $52.7 million and $37.3 million, respectively.  The Company’s remaining exposure in the non-agency MBS and municipal securities portfolios as of March 31, 2010 were $18 thousand and $0.8 million, respectively.

▪	Reduced total loans and leases to $2.8 billion at March 31, 2010 from $3.0 billion at December 31, 2009.

▪
Increased its allowance for loan and lease losses, as a percentage of total loans and leases, to 7.44% at March 31, 2010 from 6.75% at December 31, 2009.  In addition, during the first quarter of 2010, the Company recognized total credit costs of $66.5 million, comprised primarily of a provision for loan and lease losses of $58.8 million, foreclosed asset expense of $5.5 million, an increase to the reserve for unfunded commitments of $1.4 million and the write-down of a loan held for sale totaling $0.8 million.  Comparatively, credit costs in the fourth quarter of 2009 totaled $109.5 million.

▪	Recognized net charge-offs totaling $52.5 million, compared to net charge-offs totaling $104.9 million in the fourth quarter of 2009.

▪	Improved its liquidity position with cash and cash equivalents totaling $865.4 million at March 31, 2010, compared to $488.4 million at December 31, 2009.

▪
Reported tier 1 risk-based capital, total risk-based capital, and leverage capital ratios as of March 31, 2010 of 8.99%, 10.32%, and 5.78%, respectively, compared to 9.62%, 10.93%, and 6.81%, respectively, as of December 31, 2009.

▪	Continued to support home ownership in Hawaii by originating $234.2 million in residential mortgage loans. Substantially all of these loans were sold in the secondary market.

▪
Made progress with its previously announced plans to exit the Mainland market by closing two California loan production offices.  The Company has only two loan production offices remaining which are located in San Diego and Newport Beach.  The loan production office in Newport Beach is scheduled to be closed later this year.

▪
In April 2010, initiated steps to reduce operating costs through personnel reductions and completed the previously announced consolidation of two retail branch locations in Honolulu within close proximity of each other.  In conjunction with this consolidation, customers are being provided with improved convenience through extended hours at both consolidated branch locations.

“We have commenced the execution of our Recovery Plan and have taken several key steps toward our goal of restructuring our business model and operating as a more focused, streamlined institution,” said John C. Dean, Executive Chairman of the Board of Central Pacific Financial Corp. and Central Pacific Bank.  “Improving asset quality and maintaining strong liquidity remain top priorities for us as we continue to evaluate and pursue alternatives to raise additional capital.  As we continue to work through our current challenges, we are encouraged by the progress we have made thus far and are grateful for the loyalty and support demonstrated by our employees, customers, and the local community.”

Earnings Highlights
Net interest income was $35.1 million, compared to $46.5 million in the year-ago quarter and $38.5 million in the fourth quarter of 2009.  Net interest income was negatively impacted by the reversal of interest on certain nonaccrual loans totaling $1.6 million during the first quarter of 2010, compared to $1.0 million in the year-ago quarter and $1.9 million in the fourth quarter of 2009.  The net interest margin was 3.20%, compared to 3.82% in the year-ago quarter and 3.30% in the fourth quarter of 2009.  The sequential-quarter and year-over-year margin compression was the result of lower yields on interest earning assets as the Company continued its efforts to reduce its commercial real estate loan portfolio and maximize balance sheet liquidity.  Excluding the effects of interest reversals on nonaccrual loans, the net interest margin was 3.34% for the current quarter, compared to 3.90% in the year-ago quarter and 3.46% in the fourth quarter of 2009.

The provision for loan and lease losses was $58.8 million, compared to $26.8 million in the year-ago quarter and $105.2 million in the fourth quarter of 2009.  The substantial decrease from the previous quarter was attributable to slower negative credit migration.  Despite the decrease, the provision for loan and lease losses continues to reflect ongoing weakness within the Hawaii and California commercial real estate portfolios.

Other operating income totaled $12.8 million, compared to $15.7 million in the year-ago quarter and $11.7 million in the fourth quarter of 2009.  The decrease from the year-ago quarter was primarily due to:  (1) the recognition of a $3.6 million gain related to the sale of a parcel of land in the year-ago quarter and (2) lower gains on sales of residential loans of $2.1 million, partially offset by: (1) higher unrealized gains on outstanding interest rate locks of $1.9 million and (2) higher gains on sales of investment securities of $1.0 million.  The sequential-quarter increase was primarily due to:  (1) higher unrealized gains on outstanding interest rate locks which increased $1.5 million and (2) higher gains on sales of investment securities of $0.6 million partially offset by lower service charges on deposit accounts of $0.7 million.

Other operating expense totaled $149.2 million, compared to $37.7 million in the year-ago quarter and $43.9 million in the fourth quarter of 2009.  The increase from the year-ago quarter reflects:  (1) the $102.7 million non-cash goodwill impairment charge, (2) higher foreclosed asset expense of $5.4 million, (3) increased legal and professional services of $2.9 million and (4) higher FDIC insurance expense of $1.6 million.  These increases were partially offset by: (1) lower salaries and employee benefits of $1.4 million and (2) lower reserves for unfunded commitments of $0.9 million.  The sequential-quarter increase was primarily due to:  (1) the $102.7 million non-cash goodwill impairment charge, (2) higher foreclosed asset expense of $4.8 million, (3) increased reserves for unfunded commitments of $1.5 million and (4) increased FDIC insurance expense of $1.1 million.  These increases were partially offset by: (1) lower write-downs on loans held for sale of $2.9 million and (2) lower salaries and employee benefits of $1.0 million.

The efficiency ratio was 83.6% (excluding foreclosed asset expense of $5.5 million and the write-down on loans held for sale of $0.8 million), compared with 57.9% in the year-ago quarter (excluding the write-down of loans held for sale totaling $0.4 million and foreclosed asset expense of $0.1 million) and 77.0% (excluding the write-down on loans held for sale of $3.6 million and foreclosed asset expense of $0.7 million) in the fourth quarter of 2009.  The sequential quarter increase was the result of:  (1) higher reserves for unfunded commitments of $1.5 million, (2) higher FDIC insurance of $1.1 million and (3) lower net interest income of $3.5 million.

The Company has been recognizing a full valuation allowance against its net deferred tax assets, which resulted in no income tax benefits being recognized during the first quarter of 2010.

Balance Sheet Highlights
Total assets at March 31, 2010 were $4.4 billion, compared to $5.4 billion and $4.9 billion at March 31, 2009 and December 31, 2009, respectively.

Total loans and leases at March 31, 2010 were $2.8 billion, compared to $3.8 billion and $3.0 billion at March 31, 2009 and December 31, 2009, respectively.  The current quarter decrease was primarily due to a decrease in the mainland loan portfolio totaling $87.9 million and a decrease in the Hawaii construction and commercial real estate loan portfolio totaling $71.5 million.  The decreases in these portfolios reflect $36.1 million in loan sales, transfers to loans held for sale totaling $17.7 million, transfers to other real estate owned totaling $15.2 million, as well as paydowns and chargeoffs totaling $90.4 million.

Total deposits at March 31, 2010 were $3.3 billion, compared to $4.0 billion at March 31, 2009 and $3.6 billion at December 31, 2009.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $2.9 billion at March 31, 2010 and decreased by $104.8 million from a year ago and $77.5 million from December 31, 2009.  Interest-bearing demand deposits increased during the current quarter by $42.5 million, while noninterest-bearing demand deposits, savings and money market deposits, and time deposits decreased during the first quarter by $26.5 million, $105.7 million, and $144.3 million, respectively.

Total shareholders’ equity was $172.1 million at March 31, 2010, compared to $657.3 million and $336.0 million at March 31, 2009 and December 31, 2009, respectively.

Asset Quality
Nonperforming assets at March 31, 2010 totaled $493.8 million, or 11.14% of total assets, compared to $499.8 million, or 10.26%, of total assets at December 31, 2009.  The sequential-quarter decrease reflects net charge-offs and write-downs, paydowns, and sales of nonperforming assets totaling $46.2 million, $29.3 million, and $36.2 million, respectively.  Partially offsetting these reductions were additions of $63.7 million in Hawaii construction loans and $24.2 million in Mainland construction loans.

Loans delinquent for 90 days or more still accruing interest increased from $3.3 million at December 31, 2009, to $7.0 million at March 31, 2010.  In addition, loans delinquent for 30 days or more still accruing interest decreased from $51.5 million at December 31, 2009 to $29.7 million at March 31, 2010.

Net loan charge-offs in the first quarter of 2010 totaled $52.5 million, compared to $24.3 million in the year-ago quarter and $104.9 million in the fourth quarter of 2009.

The allowance for loan and lease losses as a percentage of total loans and leases was 7.44% at March 31, 2010, compared to 6.75% at December 31, 2009.  The increase was attributable to the decrease in the loan portfolio and the $58.8 million provision for loan and lease losses, offset by net loan charge-offs totaling $52.5 million.

Hawaii Construction and Commercial Real Estate Loans
At March 31, 2010, Hawaii construction and commercial real estate loans (excluding owner-occupied loans) totaled $853.5 million, Hawaii construction and commercial real estate loans held for sale totaled $15.1 million, and Hawaii construction and commercial real estate foreclosed properties totaled $1.4 million.  The Company’s total exposure to this sector decreased by $75.7 million from December 31, 2009, primarily due to loan sales of $28.1 million, charge-offs and write-downs of $40.2 million, sales of foreclosed properties totaling $5.0 million, and paydowns.

Hawaii construction and commercial real estate loans (excluding owner-occupied loans) represented 30.0% and 30.7% of total loans and leases at March 31, 2010, and December 31, 2009, respectively.  Of the $853.5 million balance in the Hawaii construction and commercial real estate portfolio, the allowance for loan and lease losses established for these loans was $74.2 million at March 31, 2010, or 8.7%, of the total outstanding balance.

Nonperforming assets related to this sector totaled $291.7 million at March 31, 2010, or 6.58%, of total assets.  This balance was comprised of 65 loans totaling $275.2 million at March 31, 2010, three loans held for sale totaling $15.1 million and one foreclosed property totaling $1.4 million.  Nonperforming assets related to this sector totaled $276.9 million at December 31, 2009.

Mainland Construction and Commercial Real Estate Loans
At March 31, 2010, mainland construction and commercial real estate loans (excluding owner-occupied loans) totaled $595.0 million, mainland construction and commercial real estate loans held for sale totaled $12.7 million, and mainland construction and commercial real estate foreclosed properties totaled $28.3 million.  This portfolio consisted of $424.8 million in California and $170.2 million in other Western states.  The Company’s total exposure to this sector decreased by $71.2 million from December 31, 2009, primarily due to sales of portfolio loans totaling $15.2 million, charge-offs and write-downs of $19.8 million, sales of  loans held for sale totaling $7.2 million, sales of foreclosed properties totaling $2.4 million, and paydowns.

Mainland construction and commercial real estate loans (excluding owner-occupied loans) represented 20.9% and 22.4% of total loans and leases at March 31, 2010, and December 31, 2009, respectively.  Of the $595.0 million balance in the mainland construction and commercial real estate portfolio, the allowance for loan and lease losses established for these loans was $80.6 million at March 31, 2010, or 13.5%, of the total outstanding balance.

Nonperforming assets related to this sector totaled $165.6 million at March 31, 2010, or 3.73%, of total assets.  This balance was comprised of 33 loans totaling $124.6 million, four loans held for sale totaling $12.7 million, and 11 foreclosed properties totaling $28.3 million.  Nonperforming assets related to this sector totaled $183.3 million at December 31, 2009.

Capital Levels
At March 31, 2010, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 8.99%, 10.32%, and 5.78%, respectively, compared to 9.62%, 10.93%, and 6.81%, respectively, at December 31, 2009.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-800-860-2442.  A playback of the call will be available through May 31, 2010 by dialing 1-877-344-7529 (passcode: 439714) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.4 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches and approximately 100 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2009 Form 10-K and Form 10-Qs.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2010
(Unaudited)

	Three Months Ended
	March 31,			%
(in thousands, except per share data)	2010		2009	Change

INCOME STATEMENT
Net income (loss)	$(160,219)		$2,629	(6194.3	) %
Adjusted net income (loss) (1)	(57,530)		2,629	(2288.3)
Per share data:
Diluted (after dividends on preferred stock):
Net income (loss)	(5.36)		0.03	(17966.7)
Adjusted net income (loss) (1)	(1.97)		0.03	(6666.7)

PERFORMANCE RATIOS
Return (loss) on average assets (2)	(13.25	) %	0.19%
Return (loss) on average shareholders' equity (2)	(196.41)		1.70
Net income (loss) to average tangible shareholders' equity (2)	(320.04)		2.40
Efficiency ratio (3)	83.55		57.85
Net interest margin (2)	3.20		3.82

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Tier 1 risk-based capital	8.99%		13.93%
Total risk-based capital	10.32		15.20
Leverage capital	5.78		11.31

Central Pacific Bank
Tier 1 risk-based capital	9.13%		13.66%
Total risk-based capital	10.45		14.93
Leverage capital	5.86		11.10

	March 31,			%
	2010		2009	Change
BALANCE SHEET
Total assets	$4,434,177		$5,431,559	(18.4	) %
Loans and leases, net of unearned interest	2,844,189		3,818,900	(25.5)
Net loans and leases	2,632,543		3,696,614	(28.8)
Deposits	3,335,038		4,002,573	(16.7)
Total shareholders' equity	172,105		657,339	(73.8)
Book value per common share	1.41		18.42	(92.3)
Tangible book value per common share	0.62		12.17	(94.9)
Market value per common share	1.68		5.60	(70.0)
Tangible common equity ratio	0.42%		6.66%	(93.6)

	Three Months Ended
	March 31,			%
	2010		2009	Change
SELECTED AVERAGE BALANCES
Total assets	$4,838,007		$5,478,431	(11.7	) %
Interest-earning assets	4,454,145		4,963,539	(10.3)
Loans and leases, net of unearned interest	3,047,239		4,015,766	(24.1)
Other real estate	32,686		12,647	158.4
Deposits	3,508,240		3,919,684	(10.5)
Interest-bearing liabilities	3,847,946		4,165,444	(7.6)
Total shareholders' equity	326,302		617,989	(47.2)

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2010
(Unaudited)

	March 31,		%
(in thousands, except per share data)	2010	2009	Change

NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)	$462,278	$143,352	222.5%
Other real estate, net	31,571	16,558	90.7
Total nonperforming assets	493,849	159,910	208.8
Loans delinquent for 90 days or more (still accruing interest)	6,979	20,305	(65.6)
Restructured loans (still accruing interest)	4,641	-	0.0
Total nonperforming assets and loans delinquent for 90 days or more
(still accruing interest) and restructured loans (still accruing interest)	$505,469	$180,215	180.5

	Three Months Ended
	March 31,
	2010	2009
Loan charge-offs	$59,968	$24,815	141.7%
Recoveries	7,498	473	1485.2
Net loan charge-offs	$52,470	$24,342	115.6
Net loan charge-offs to average loans (2)	6.89%	2.42%

	March 31,
	2010	2009
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases
and loans held for sale	15.93%	3.69%
Nonperforming assets to total assets	11.14	2.94
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total loans
and leases, loans held for sale & other real estate	17.23	4.62
Allowance for loan and lease losses to total loans and leases	7.44	3.20
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	45.78	85.30

(1)	Excludes non-cash goodwill impairment charge of $102.7 million recorded in March 2010.
(2) Annualized.
(3)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	March 31, 2010	December 31, 2009	March 31, 2009

Adjusted Net Income (Loss)

Net income (loss)	$(160,219)	$(98,793)	$2,629

Non-cash goodwill impairment charge	102,689	-	-

Adjusted net income (loss)	$(57,530)	$(98,793)	$2,629

Diluted net income (loss) per share	$(5.36)	$(3.33)	$0.03

Non-cash goodwill impairment charge	3.39	-	-

Diluted adjusted net income (loss) per share	$(1.97)	$(3.33)	$0.03

Net Interest Margin

Annualized net interest income for the quarter as a percentage
of quarter-to-date average interest earning assets	3.20%	3.30%	3.82%

Reversal of interest on nonaccrual loans	0.14	0.16	0.08

Net interest margin, excluding reversal of interest
on nonaccrual loans	3.34%	3.46%	3.90%

Efficiency Ratio

Total operating expenses as a percentage of net operating revenue	315.60%	87.05%	59.89%

Goodwill impairment	(217.19)	-	-

Amortization of other intangible assets	(1.52)	(1.43)	(1.14)

Foreclosed asset expense	(11.70)	(1.39)	(0.21)

Write down of assets	(1.64)	(7.19)	(0.69)

Efficiency ratio	83.55%	77.04%	57.85%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
(in thousands, except per share data)	2010	2009	2009

ASSETS
Cash and due from banks	$207,015	$87,897	$78,170
Interest-bearing deposits in other banks	658,337	400,470	10,199
Federal funds sold	-	-	7,000
Investment securities:
Trading	49,491	-	-
Available for sale	395,073	919,655	933,215
Held to maturity (fair value of $4,355 at March 31, 2010,
$4,804 December 31, 2009 and $7,622 March 31, 2009)	4,234	4,704	7,523
Total investment securities	448,798	924,359	940,738

Loans held for sale	57,659	83,830	63,056
Loans and leases	2,844,189	3,041,980	3,818,900
Less allowance for loan and lease losses	211,646	205,279	122,286
Net loans and leases	2,632,543	2,836,701	3,696,614

Premises and equipment	73,349	75,189	77,828
Accrued interest receivable	12,063	14,588	20,887
Investment in unconsolidated subsidiaries	16,450	17,395	14,338
Other real estate	31,571	26,954	16,558
Goodwill	-	102,689	152,689
Other intangible assets	24,083	24,801	26,957
Mortgage servicing rights	21,527	20,589	16,165
Bank-owned life insurance	140,841	139,811	136,437
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	61,144	65,452	125,126
Total assets	$4,434,177	$4,869,522	$5,431,559

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$611,840	$638,328	$612,045
Interest-bearing demand	630,942	588,396	511,919
Savings and money market	1,090,159	1,195,815	1,290,521
Time	1,002,097	1,146,377	1,588,088
Total deposits	3,335,038	3,568,916	4,002,573

Short-term borrowings	202,074	242,429	83,474
Long-tem debt	657,537	657,874	623,903
Other liabilities	57,403	54,314	54,227
Total liabilities	4,252,052	4,523,533	4,764,177

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding
135,000 shares at March 31, 2010, December 31, 2009, and March 31, 2009	129,344	128,975	127,836
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding
30,370,421 shares at March 31, 2010, 30,328,764 shares at December 31, 2009,
and 28,740,217 shares at March 31, 2009	406,580	405,355	403,203
Surplus	63,359	63,075	62,276
Retained earnings (accumulated deficit)	(420,224)	(257,931)	64,524
Accumulated other comprehensive loss	(6,954)	(3,511)	(500)
Total shareholders' equity	172,105	335,963	657,339
Non-controlling interest	10,020	10,026	10,043
Total equity	182,125	345,989	667,382
Total liabilities and equity	$4,434,177	$4,869,522	$5,431,559

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2010	2009	2009

Interest income:
Interest and fees on loans and leases	$37,312	$42,256	$56,505
Interest and dividends on investment securities:
Taxable interest	8,101	8,837	8,729
Tax-exempt interest	515	766	1,171
Dividends	3	3	3
Interest on deposits in other banks	330	116	-
Total interest income	46,261	51,978	66,408

Interest expense:
Demand	258	311	321
Savings and money market	1,649	2,401	2,863
Time	3,981	4,936	9,894
Interest on short-term borrowings	189	132	238
Interest on long-term debt	5,115	5,661	6,619
Total interest expense	11,192	13,441	19,935

Net interest income	35,069	38,537	46,473
Provision for loan and lease losses	58,837	105,231	26,750
Net interest income (loss) after provision for loan and lease losses	(23,768)	(66,694)	19,723

Other operating income:
Service charges on deposit accounts	3,207	3,921	3,537
Other service charges and fees	3,485	3,734	3,320
Income from fiduciary activities	811	916	970
Equity in earnings of unconsolidated subsidiaries	29	146	274
Fees on foreign exchange	156	153	116
Investment securities gains (losses)	831	244	(150)
Income from bank-owned life insurance	1,184	1,066	1,070
Loan placement fees	85	234	248
Net gain on sales of residential loans	1,945	1,974	4,009
Other	1,031	(697)	2,290
Total other operating income	12,764	11,691	15,684

Other operating expense:
Salaries and employee benefits	14,836	15,820	16,260
Net occupancy	3,297	3,775	3,279
Equipment	1,477	1,510	1,512
Amortization of intangible assets	1,408	1,570	1,421
Communication expense	1,212	1,116	1,139
Legal and professional services	5,650	5,470	2,716
Computer software expense	903	858	912
Advertising expense	839	850	755
Goodwill impairment	102,689	-	-
Foreclosed asset expense	5,532	699	135
Write down of assets	774	3,624	435
Other	10,598	8,575	9,134
Total other operating expense	149,215	43,867	37,698

Loss before income taxes	(160,219)	(98,870)	(2,291)
Income tax benefit	-	(77)	(4,920)
Net income (loss)	$(160,219)	$(98,793)	$2,629

Per common share data:
Basic earnings (loss) per share	$(5.36)	$(3.33)	$0.03
Diluted earnings (loss) per share	(5.36)	(3.33)	0.03

Basic weighted average shares outstanding	30,270	30,267	28,681
Diluted weighted average shares outstanding	30,270	30,267	28,692

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	March 31, 2010			December 31, 2009			March 31, 2009
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$503,806	0.27%	$330	$264,874	0.17%	$116	$4,097	0.01%	$-
Federal funds sold & securities purchased
under agreements to resell	-	0.00%	-	0	0.00%	0	379	0.27%	-
Taxable investment securities, excluding
valuation allowance	808,077	4.01%	8,104	866,792	4.08%	8,840	771,287	4.53%	8,732
Tax-exempt investment securities,
excluding valuation allowance	46,226	6.87%	793	74,740	6.31%	1,179	123,213	5.85%	1,801
Loans and leases, net of unearned income	3,047,239	4.95%	37,312	3,440,303	4.88%	42,256	4,015,766	5.69%	56,505
Federal Home Loan Bank stock	48,797	0.00%	-	48,797	0.00%	0	48,797	0.00%	-
Total interest earning assets	4,454,145	4.22%	46,539	4,695,506	4.44%	52,391	4,963,539	5.45%	67,038
Nonearning assets	383,862			345,839			514,892
Total assets	$4,838,007			$5,041,345			$5,478,431

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$611,195	0.17%	$258	$586,401	0.21%	$311	$498,548	0.26%	$321
Savings and money market deposits	1,146,801	0.58%	1,649	1,299,120	0.73%	2,401	1,186,909	0.98%	2,863
Time deposits under $100,000	531,603	1.67%	2,185	553,230	1.92%	2,674	710,933	2.84%	4,980
Time deposits $100,000 and over	626,523	1.16%	1,796	641,583	1.40%	2,262	937,563	2.13%	4,914
Short-term borrowings	274,157	0.28%	189	241,119	0.22%	132	198,558	0.49%	238
Long-term debt	657,667	3.15%	5,115	626,478	3.58%	5,661	632,933	4.24%	6,619
Total interest-bearing liabilities	3,847,946	1.18%	11,192	3,947,931	1.35%	13,441	4,165,444	1.94%	19,935
Noninterest-bearing deposits	592,118			623,228			585,731
Other liabilities	61,617			57,189			99,221
Total liabilities	4,501,681			4,628,348			4,850,396
Shareholders' equity	326,302			402,968			617,989
Non-controlling interest	10,024			10,029			10,046
Total equity	336,326			412,997			628,035
Total liabilities & equity	$4,838,007			$5,041,345			$5,478,431

Net interest income			$35,347			$38,950			$47,103

Net interest margin		3.20%			3.30%			3.82%